Exhibit 99.1

Seritage Growth Properties Provides Year End 2019 Business Update

– Over $180 million of signed income from more than 400 leases and 185 unique tenants since inception –

– Sears down to 19 locations and approximately 5.5% of signed income after recently announced terminations –

– Signed agreements with multifamily development partners for 6,800 apartment units across 17 sites –

New York, NY – January 27, 2020 – Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner of 212 retail and mixed-use properties totaling approximately 33.4 million square feet, today provided an update on the Company’s leasing, development and transaction activity as of December 31, 2019.

“We are pleased with our strong operating results in 2019, including ending the year with over 10 million square feet of new leasing since inception at rents that average 4.0x the amounts previously paid by Sears and Kmart.  We now have $180 million of signed rental income, plus the remaining lease up of our announced projects, that are expected to provide additional stability and compelling income growth for the Company,” said Benjamin Schall, President and Chief Executive Officer.  “In another milestone for the Company, we  commenced our first set of mixed use projects in the fourth quarter as part of the broader redevelopment of our three dozen premier and large scale projects.  In total, we now have agreements with leading multifamily partners to entitle and develop over 6,800 apartment units across 17 sites, a significant step in unlocking densification potential with an integrated mix of uses.”

Mr. Schall continued, “In order to focus our human and capital resources on our most attractive redevelopment opportunities, we have now sold 55 mostly smaller market assets and, in total, monetized almost $900 million worth of assets and generated over $700 million of gross proceeds that we are recycling into our pipeline.  As we look to 2020, we intend to utilize our platform and expand our preferred relationships with tenants, mixed-use developers and capital providers to generate substantial value for our shareholders.”

Tenant Diversification

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Leasing Activity: since inception, the Company has signed over 10.4 million square feet of new leases, including 9.4 million square feet of retail leasing at an average rent of $18.29 PSF.  On a same-space basis, retail re-leasing multiples have averaged 4.0x for space currently or formerly occupied by Sears or Kmart.

In 2019, the Company signed leases totaling over 2.5 million square feet, including 814,000 square feet signed in the fourth quarter.  Retail leasing in the fourth quarter totaled 721,000 square feet at an average rent of $16.34 PSF.

Below is a summary of the Company’s leasing activity, including its proportional share of unconsolidated joint ventures, as of December 31, 2019:

	Q4 2019		FY2019		Since Inception
Leases	30		115		402
Square Feet	814,000		2,541,000		10,426,000
Annual Base Rent ($000s)	$12,381		$48,603		$179,767
Annual Base Rent PSF (1)	$16.34		$20.35		$18.29
Re-leasing Multiple (1)(2)	3.9	x	3.9	x	4.0	x

(1)	Reflects retail leasing activity and excludes certain self storage, auto-related, medical office and ground leases.
(2)	Excludes densification square footage (e.g. new outparcel developments) and backfill of vacant space not previously occupied by Sears or Kmart.

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Rental Income: since inception, the Company has increased annual base rent from diversified tenants by over 300% to $181.5 million, including all signed leases and the impact of all asset monetization activity.

As of December 31, 2019, annual base rent from diversified tenants accounted for approximately 94.5% of total annual base rent, including all signed leases and the effect of all exercised and pending recapture and termination notices.

Below is a summary of the Company’s leased square footage and rental income, including its proportional share of unconsolidated joint ventures, as of December 31, 2019:

(in thousands, except number of leases and PSF data)
	Number of	Leased	% of Total	Annual	% of Total	Annual
Tenant	Leases	GLA	Leased GLA	Rent	Annual Rent	Rent PSF
In-place diversified leases	282	7,041	52.9%	$97,109	50.6%	$13.79
SNO diversified leases (1)	174	4,204	31.6%	84,348	43.9%	20.06
Total diversified leases	456	11,245	84.4%	181,457	94.5%	16.14
Sears/Kmart (2)	19	2,075	15.6%	10,577	5.5%	5.10
Total	467	13,320	100.0%	$192,034	100.0%	$14.42

(1)	SNO = signed, but not yet open leases.
(2)

Includes 17 properties subject to a master lease (the “Holdco Master Lease”) between the Company and affiliates of Transform Holdco LLC (“Holdco”), an affiliate of ESL Investments, Inc., and two leases between the Company’s unconsolidated joint ventures and Holdco.

Development Activity

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Retail Projects: as of December 31, 2019, the Company had originated 91 primarily retail redevelopment projects since inception.  Excluding five projects that have been sold, these projects represent an estimated total investment of $1.6-1.7 billion at targeted incremental yields on cost of approximately 10-11% on an unlevered basis.  These projects were 76% leased as of December 31, 2019, and are projected to generate over $200 million of rental income upon achieving stabilized occupancy.

In total for 2019, the Company commenced or expanded 14 retail projects with a projected investment of over $192 million, including five new or expanded projects in the fourth quarter with a projected spend of approximately $67 million.

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Mixed-Use Projects: the Company recently announced its first three multifamily projects in Redmond (WA), Dallas (TX) and Chicago (IL).  These projects, which represent the first phases of larger, mixed-use development at these sites, are expected to have an aggregate cost of approximately $325-350 million for the initial phases.

Heritage Place (Redmond, WA): 14-acre redevelopment approved for over one million square feet of residential, retail and office development.  Phase I includes the development of 440 multifamily units and approximately 32,000 square feet of retail space.

Park Heritage (Dallas, TX): 23-acre redevelopment in Midtown Dallas approved for over two million square feet of residential, retail, office and hotel development.  Phase I includes the development of 300 multifamily units and approximately 24,000 square feet of retail space.

North & Harlem (Chicago, IL): 11-acre mixed-use project approved for 465 multifamily units and approximately 97,900 square feet of retail.  Phase I includes 160 multifamily units and approximately 81,000 square feet of retail space that has been pre-leased to a national grocer and national fitness club.

Portfolio Composition and Capital Recycling

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Portfolio Transition: through asset dispositions, the Company has reduced its holdings to 212 assets, including 36 for premier and larger scale development and 154 for suburban retail development.  An additional 22 smaller market assets are potential disposition candidates.

In 2019, the Company sold 21 properties totaling 2.5 million square feet and generated gross proceeds of $144.3 million, including $60 million in the fourth quarter. The Company monetized these assets, which were generally located in smaller markets and/or had limited future value creation potential, in order to focus its human and capital resources on larger value creation opportunities.

Below is a summary of the Company’s portfolio, including its proportional share of unconsolidated joint ventures, as of December 31, 2019 and at inception:

As of December 31, 2019

	Premier &	Suburban	Smaller		At
	Large Scale	Retail	Market	Total	Inception
Properties	36	154	22	212	266
Existing Square Feet (mm)	7.2	24.0	2.2	33.4	42.5
Avg. Population Density (1)	1,128,220	631,515		728,058	601,275
Avg. Household Income (1)	$ 108,706	$ 88,731		$ 92,616	$ 88,006

(1)	Source: Scan/US (10-mile radius). Totals as of December 31, 2019 exclude Smaller Market assets.
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Premier and Larger Scale: the Company has identified 36 assets totaling 7.2 million square feet of existing space that it believes can be expanded and densified by integrating retail, residential, office and other uses.  Allowing for the fact that certain entitlement processes may take longer than others, the Company believes that the density on these sites could ultimately increase by twofold or more (growing from 7.1 million to 15+ million square feet) and include 6,000 to 8,000 residential units.

To date, the Company has signed agreements with multifamily partners to entitle and develop over 6,800 apartment units across 17 sites (agreements are subject to the achievement of certain milestones and other customary closing conditions and there can be no assurance that such transactions will be consummated).

As of December 31, 2019, the Company had completed or commenced select phases of 10 projects at these 36 properties, including the Company’s underway premier projects in Santa Monica (CA), La Jolla (CA) and Aventura (FL), and the three multifamily projects described above.

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Suburban Retail: the Company has identified 154 assets totaling 24.0 million square feet of existing space that it believes have the potential to be redeveloped into first-class, multi-tenant retail centers.  As of December 31, 2019, the Company had completed or commenced 91 projects at these 154 properties, and expects to continue activating the assets that best align with today’s consumer and retail environment.

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Capital Activities and Liquidity: the Company has raised over $700 million of gross cash proceeds from the sale or joint venture of interests in 65 properties since July 2017, including $155  million in 2019, and reinvested the majority of the proceeds into its redevelopment pipeline.

The Company has not paid dividends on its common shares since its Q1 2019 distribution as it has maintained a policy of retaining capital to invest in its redevelopment pipeline.  Given the reduction of rental income from Sears and Kmart, and the timing of new income coming on-line as projects are completed, the Company was not required to make additional common dividend payments in 2019 to maintain its REIT status.

As of December 31, 2019, the Company had approximately $591.4 million of identified liquidity, including $139.2 million of cash on the balance sheet, the $400 million incremental funding facility under the Company’s senior secured term loan (subject to certain conditions) and assets under contract for sale for anticipated gross cash proceeds of $55.2 million (assets under contract for sale are subject to customary closing conditions and there can be no assurance that such transactions will be consummated).

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: our historical exposure to Sears Holdings and the effects of its previously announced bankruptcy filing; the litigation filed against us and other defendants in the Sears Holdings adversarial proceeding pending in bankruptcy court; Holdco’s termination and other rights under its master lease with us; competition in the real estate and retail industries; risks relating to our recapture and redevelopment activities; contingencies to the commencement of rent under leases; the terms of our indebtedness; restrictions with which we are required to comply in order to maintain REIT status and other legal requirements to which we are subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; and our relatively limited history as an operating company.  For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in our filings with the Securities and Exchange Commission, including the risk factors relating to Sears Holdings and Holdco.  While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially.  We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Seritage Growth Properties is a publicly-traded, self-administered and self-managed REIT with 184 wholly-owned properties and 28 joint venture properties totaling approximately 33.4 million square feet of space across 44 states and Puerto Rico.  The Company was formed to unlock the underlying real estate value of a high-quality retail portfolio it acquired from Sears Holdings in July 2015.  Pursuant to a master lease, the Company has the right to recapture certain space from the successor to Sears Holdings for retenanting or redevelopment purposes.  The Company’s mission is to create and own revitalized shopping, dining, entertainment and mixed-use destinations that provide enriched experiences for consumers and local communities, and create long-term value for our shareholders.

Contact

Seritage Growth Properties

646-277-1268

IR@Seritage.com